Exhibit 10.16

December 15, 2017

Steve Cobourn

Dear Steve:

Thank you for your interest in joining NextCure ("NextCure"). On behalf of NextCure, it is my pleasure to extend an offer of full-time employment to you as Chief Financial Offer (CFO). During the term of your employment with NextCure, you will devote your full time and best efforts to the business of NextCure, except that you may engage in the business activities described on Appendix A of this letter, and other activities that may be approved in advance by NextCure's President and Chief Executive Officer. In your capacity as NextCure's CFO, you will report to Michael S. Richman, NextCure's President and Chief Executive Officer.

This letter is intended to summarize some of the terms and conditions of your employment should you accept the offer.

Start Date. Your employment with NextCure will commence on January 22, 2018 (the “Start Date”), or on such other mutually agreeable start date.

Location. Your place of employment is at NextCure's headquarters in Beltsville, MD.

Base Salary. Your initial annualized base salary rate will be Two Hundred Fifty Thousand Dollars ($250,000), less standard deductions and withholding taxes and will be payable biweekly in accordance with NextCure's regular payroll practices.

Option Grants. Subject to the approval of NextCure's Board of Directors and pursuant to the terms of NextCure's 2015 Omnibus Incentive Plan you will be granted an option to purchase 600,000 shares of NextCure's common stock, vesting of 25% on the first anniversary of the date of commencement of employment (the “Commencement Date”), and thereafter vesting will continue in 36 equal, monthly-installments, until fully-vested, on the fourth anniversary of the Commencement Date. The option grant will also be subject to the terms of NextCure's form of Stock Option Grant Agreement.

Benefits. You will be eligible to participate in the benefits offered by NextCure on the same terms and conditions as it will make such benefits available to employees in positions similar to your position. In addition, you will be eligible for paid time off in accordance with the Company's policies.

At Will Employment. Your employment with NextCure is "at will," meaning it may be terminated by you or by NextCure, at any time, for any reason, with or without cause, at any time and with or without notice. You understand that this offer letter is not a contract for employment for a definite term or for continued employment; and instead, this letter is merely meant to provide you information about some of the terms of your possible employment.

Confidentiality and Proprietary Rights Agreement. This offer of employment is subject to your signing the attached Confidentiality and Proprietary Rights Agreement on or before the Start Date.

Background  Check. This offer of employment is subject to the results, in the sole satisfaction of NextCure of criminal and financial background check, as well as a verification of your prior employment history and other information that you have provided NextCure. You will be asked to sign a separate consent form, so that we can conduct this review of your background.

If the foregoing is acceptable, please indicate your agreement by signing below and returning the original signed letter (keeping a copy for your own records) to me on or before December 22, 2017. I look forward to your joining NextCure to create a successful company. I am confident that your employment with NextCure will prove mutually beneficial. If you have any further questions or require additional information, please feel free to contact me.

Sincerely,

NEXTCURE

/s/ Michael S. Richman

Michael S. Richman,
President and Chief Executive Officer

Agreed:	/s/ Steve Cobourn
Steve Cobourn

Date:	12/18/2017

Appendices:	Appendix A – Other Activities
Attachments:	Confidentiality and Proprietary Rights Agreement